Exhibit 99.1


FOR IMMEDIATE RELEASE

                                                          Contact: Tim O'Neil
                                                               (913) 859-0055


TRANSFINANCIAL HOLDINGS, INC. REPORTS THE TERMINATION OF THE MERGER AGREEMENT AND PRELIMINARY 1999 FOURTH QUARTER AND ANNUAL RESULTS

LENEXA, KANSAS, FEBRUARY 18, 2000 - TransFinancial Holdings, Inc. (Amex: TFH), a holding company with businesses in transportation and financial services, today reported the termination of its Merger Agreement with COLA Acquisitions, Inc. and the unaudited results for the fourth quarter and year ended December 31, 1999.
TransFinancial reported an unaudited fourth quarter 1999 consolidated net loss of $3,359,000, or $1.03 per share, on operating revenues of $38.2 million. For the fourth quarter of 1998, TransFinancial reported consolidated net income of $110,000, or $0.03 per share, on operating revenues of $38.0 million. TransFinancial reported a consolidated net loss of $4,887,000, or $1.43 per share, on operating revenues of $157.6 million for the year ended December 31, 1999. For the 1998 annual period, TransFinancial reported a consolidated net loss of $2,027,000, or $0.39 per share, on operating revenues of $151.7 million. The consolidated losses for the fourth quarter and year of 1999 are principally the result of poor performance by TransFinancial's transportation operations. Growth in operating revenues for 1999 was limited by continued uncertainty about the Company's future direction resulting from the prolonged labor contract difficulties and the proposed sale of TransFinancial. While revenue growth was limited, operating costs rose as the result of a number of factors affecting the Company's transportation operations during the year. A sharp rise in diesel fuel prices, particularly in the fourth quarter, was only partially recovered through revenue surcharges and general rate increases. In the fourth quarter, the Company moved its transportation headquarters from Carroll, Iowa, and relocated administrative functions and personnel to its operation in Cherryville, North Carolina, and its management office in Lenexa, Kansas. This change in operations resulted in certain duplicate staffing and relocation costs during the transition period. Additionally, the Company experienced a decline in productive labor performance as a result of difficult labor relationships, the uncertainty of the plans of new ownership and the changes in the Company's operations during the year.
These results have caused the Company not to be in compliance with certain financial covenants in agreements with its lenders. The Company will continue to work with its lenders concerning waivers of such non-compliance.
The Company also announced that COLA Acquisitions, Inc. ( the management led buyout entity) has notified the Company that its bank financing necessary to consummate the proposed merger between COLA and the Company has been withdrawn as a consequence of these operating results. The Merger Agreement dated October 19, 1999 between COLA and the Company has been terminated. The receipt of financing by COLA was a condition to the consummation of the merger.
"The costs and other adverse factors associated with the renewal of our labor agreements, the changes in our operations and the merger with COLA are now behind us," said Tim O'Neil, president of TransFinancial. "We move forward into 2000 with mutually beneficial labor agreements and without those distractions. Daily revenue in 2000 shows improvement and our management team, as well as our productive work force, can now focus solely on operations in this more stable environment."
Certain statements in this release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's expectations, hopes, beliefs and intentions on strategies regarding the future. Such statements are dependent on assumptions that may not be realized and are subject to a number of risks, uncertainties and other factors, including those mentioned in the Company's most recent Form 10-Q filed with the Securities and Exchange Commission, that could cause actual results to differ materially.

                                   # # # # #

                         TRANSFINANCIAL HOLDINGS, INC.
                     SUMMARY CONSOLIDATED OPERATING RESULTS
       FOURTH QUARTER AND TWELVE MONTHS ENDED DECEMBER 31, 1999 AND 1998
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        Fourth Quarter       Twelve Months

                                        1999       1998     1999        1998

     Operating Revenue................ $38,155    $38,048  $157,567   $151,701

     Operating Income (Loss).......... $(4,995)   $   444  $ (6,527)  $ (3,021)

     Nonoperating Income (Expense).... $  (349)   $  (201) $ (1,124)  $    155

     Net Income (Loss)................ $(3,359)   $   110  $ (4,887)  $ (2,027)

     Basic and Diluted Earnings
       (Loss) Per Share............... $ (1.03)   $  0.03  $  (1.43)  $  (.039)

     Basic Average Shares Outstanding.    3,276     3,956     3,415      5,249

     Diluted Average Shares Outstanding   3,294     3,960     3,425      5,263



                      SUMMARY CONSOLIDATED BALANCE SHEETS

                                         12/31/99   12/31/98

                   ASSETS

     Cash and Cash Equivalents........    $ 1,076   $ 3,256
     Finance Accounts Receivable, net.     15,305    12,702
     Freight Accounts Receivable, net.     14,373    13,351
     Current Deferred Tax Assets......      2,484     2,548
     Other Current Assets.............      3,579     2,982

     Total Current Assets.............     36,817    34,839
     Operating Property, net..........     32,042    33,158
     Deferred Tax Assets..............        713        --
     Intangible and Other Assets......     10,518    10,465

                                          $80,090   $78,462



     LIABILITIES AND SHAREHOLDERS' EQUITY


     Current Maturities of Long-Term Debt $14,800   $   300
     Other Current Liabilities........     21,697    15,521
     Long-Term Debt...................         --     9,700
     Deferred Income Taxes............         --     1,867
     Shareholders' Equity.............     43,593    51,074

                                          $80,090   $78,462


